Schedule A

to the

Investment Subadvisory Agreement, dated March 31, 2008

between

RidgeWorth Capital Management, Inc.

and

StableRiver Capital Management LLC

As Amended April 9, 2012

RidgeWorth Georgia Tax-Exempt Bond Fund

RidgeWorth High Grade Municipal Bond Fund

RidgeWorth Investment Grade Tax-Exempt Bond Fund

RidgeWorth North Carolina Tax-Exempt Bond Fund

RidgeWorth Short-Term Municipal Bond Fund

RidgeWorth Short-Term Bond Fund

RidgeWorth Short-Term U.S. Treasury Securities Fund

RidgeWorth U.S. Government Securities Ultra-Short Bond Fund

RidgeWorth Ultra-Short Bond Fund

RidgeWorth Virginia Intermediate Municipal Bond Fund

RidgeWorth Capital Management, Inc.	StableRiver Capital Management LLC

/s/ Ashi Parikh	/s/ Rick Nelson
Ashi Parikh, Chairman and CEO	Rick Nelson, CIO